Exhibit 99.



                                                                PR NEWSWIRE

                  NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                 DISTRIBUTION FOR FIRST QUARTER OF FISCAL 2006

          RED BANK, N.J. January 27, 2006 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 85 cents per unit for the first quarter of fiscal 2006, payable on February 22, 2006 to owners of record on February 10, 2006. The February distribution reflects royalties from sales of natural gas, sulfur and oil made during the last calendar quarter of 2005. Including the distribution for the first quarter of fiscal 2006, the cumulative distribution for the last four quarters was $2.53 per Trust unit.

          John R. Van Kirk, Managing Director, reported that this year's distribution was thirty-one cents or 57.4% higher than the distribution for last year's corresponding quarter. Gas sales from the higher royalty rate area of western Oldenburg increased 12.7% from 17.33 billion cubic feet ("Bcf") to 19.54 Bcf. Gas sales from the entire Oldenburg concession covered under the lower royalty rate agreement increased 8.3% from 44.21 Bcf to
47.88 Bcf. Gas prices, responding to the continuing high world oil prices and demand, posted significant gains. For western Oldenburg gas prices increased 57.2% from 1.3010 Euro cents per kilowatt hour ("Ecents/Kwh") to
2.0456 Ecents/Kwh. For gas sold under the lower royalty rate agreement covering the entire concession, gas prices increased 49.9% from
1.4169 Ecents/Kwh to 2.1240 Ecents/Kwh. Based upon the transfer of royalties to the Trust during the quarter just ending, the average value of the Euro was $1.1936 down 9.7% from the average value of $1.3213 for the first quarter of fiscal 2005.

          The Annual Meeting of Unit Owners will be held at 1:30 PM on February 9, 2006 at the University Club in New York City. All owners are invited to attend. Please note that the University Club has a dress code that requires business attire to be worn.

          For further information on this release or the upcoming meeting contact John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at neort@aol.com.